EN POINTE ANTICIPATES THOROUGH REVIEW OF STATE COURT JURY VERDICT

EL SEGUNDO, CA -- April 13, 1999 -- In response to a jury verdict in a state court trial in Los Angeles County, California, En Pointe Technologies, Inc. (NASDAQ:ENPT) Senior Vice-President and General Counsel Jacob J. Stettin today said: "Although we respect the jury system and the hard work of the jury in this case, we believe that errors in the process misinformed the jury's decision and that the jury would have reached a different result had it been able to see all the facts. We look forward to a thorough review by the trial judge and, if necessary, by the appropriate appellate tribunals."

In April of 1997, Novaquest Inc. and Webvision, Inc. filed suit against En Pointe and its CEO, alleging that they had breached a prior settlement agreement with plaintiffs and had libeled plaintiffs' software and interfered with plaintiffs' prospective business advantage.

On March 23, 1999, the jury in the case returned a verdict against defendants finding that they should pay $50,000 in contract damages, plus $375,000 in tort damages to plaintiffs. The contract damages verdict carries with it rights to claim an as-yet undetermined amount of reasonable attorneys' fees. On April 2, 1999, the jury found that defendants should pay $1,000,000 in punitive damages to plaintiffs. While the company may appeal the decision once a judgement is entered and post-trial matters have been resolved, a charge to reported income of approximately $1.425 million will be recognized for the fiscal year ending September 30, 1999, to provide for this potential loss.

"We are disappointed and surprised by the jury's decision, but we believe it to be an aberration that runs contrary to applicable law and to the evidence adduced in the case," continued Stettin. "We believe that the jury's verdict is unfounded in the evidence and inconsistent in its internals. We believe there was great jury confusion; the parties presented their cases to the jury over a two-week period, after which the jury took some two weeks to return an initial verdict. We believe that this apparent confusion and the courts' review will ultimately mandate a vindication of our position."

About En Pointe
EN POINTE TECHNOLOGIES, INC. is a national provider of information technology products and value-added services, utilizing proprietary software and systems to drop-ship products to its customers through an electronically-linked network of the largest allied distributors in the U.S. This software allows En Pointe to serve as an electronic clearinghouse of computers and computer related products without many of the risks and costs associated with maintaining inventory. En Pointe offers its customers direct on-line access to 70% of the mainstream PC distribution product. En Pointe Professional Services offers "total solution" system consulting services such as: pre-sale consulting, design, training, customization and integration.

En Pointe has nineteen sales offices throughout the United States, as well as a value-added integration facility in Ontario, California. Visit En Pointe on the Internet at www.enpointe.com and its Internet subsidiary at www.firstsource.com.

CERTAIN STATEMENTS IN THIS PRESS RELEASE ARE FORWARD-LOOKING AND ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS OR

PHRASES SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "PLANNED," "ESTIMATED," AND "POTENTIAL," AMONG OTHERS. THESE FORWARD-LOOKING STATEMENTS ARE BASED UPON THE COMPANY'S CURRENT PROJECTIONS, ESTIMATES AND EXPECTATIONS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM MANAGEMENT'S PROJECTIONS, ESTIMATES AND EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO ACTIONS OF JUDICIAL OFFICERS AND GENERAL BUSINESS CONDITIONS IN THE ECONOMY AND OTHER FACTORS REFERRED TO IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

CONTACT:  Jacob J. Stettin, En Pointe Technologies, Inc., 310-725-9773